EXHIBIT 10.A

CREDIT AGREEMENT

dated as of
July 19, 2006

among

EL PASO CORPORATION,

as Borrower

DEUTSCHE BANK AG NEW YORK BRANCH,
as Initial Lender and Issuing Bank

and

DEUTSCHE BANK AG NEW YORK BRANCH,

as Administrative Agent and Collateral Agent

TABLE OF CONTENTS

Page

ARTICLE 1
DEFINITIONS

SECTION	1.01.	Defined Terms	1
SECTION	1.02.	Terms Generally	14
SECTION	1.03.	Accounting Terms; GAAP	15

ARTICLE 2
THE CREDITS

SECTION	2.01.	Commitment	15
SECTION	2.02.	Loans	15
SECTION	2.03.	Request for Loans	16
SECTION	2.04.	Letters of Credit	16
SECTION	2.05.	Funding of Eurodollar Loans	19
SECTION	2.06.	Mandatory and Optional Termination and Reduction of Commitment	19
SECTION	2.07.	Repayment of Loans; Evidence of Debt	19
SECTION	2.08.	Optional and Mandatory Prepayment of Loans	20
SECTION	2.09.	Fees	21
SECTION	2.10.	Interest	21
SECTION	2.11.	Alternate Rate of Interest	22
SECTION	2.12.	Increased Costs	22
SECTION	2.13.	Break Funding Payments; Hedging Break Costs	24
SECTION	2.14.	Taxes	24
SECTION	2.15.	Payments Generally; Pro Rata Treatment; Sharing of Setoffs	26
SECTION	2.16.	Mitigation Obligations	27
SECTION	2.17.	Establishment and funding of Collateral Account	28
SECTION	2.18.	Allocation of Payments after the Occurrence of an Assignment Event	29

ARTICLE 3
CONDITIONS

SECTION	3.01.	Effective Date; Conditions to Initial Credit Event	30
SECTION	3.02.	Each Credit Event	31

ARTICLE 4
REPRESENTATIONS AND WARRANTIES

SECTION	4.01.	Organization; Power	32
SECTION	4.02.	Equity Interests In Subsidiaries	32
SECTION	4.03.	Authorization	32
SECTION	4.04.	Financial Information	32
SECTION	4.05.	Auditors	33
SECTION	4.06.	Litigation	33
SECTION	4.07.	Properties	33
SECTION	4.08.	Material Adverse Change	33
SECTION	4.09.	Organizational Documents	33
SECTION	4.10.	No Violation	33
SECTION	4.11.	Permits Etc.	34
SECTION	4.12.	Consents	34
SECTION	4.13.	Investment Company Act	34
SECTION	4.14.	Certain Regulatory Matters	34
SECTION	4.15.	Environmental Laws	34
SECTION	4.16.	Insurance	34
SECTION	4.17.	Business Relationships	34
SECTION	4.18	Sarbanes Oxley Act	35
SECTION	4.19	Corporate Authorizations	35
SECTION	4.20	Exchange Act Compliance	35

ARTICLE 5
COVENANTS

SECTION	5.01.	Borrower May Consolidate, Etc., Only on Certain Terms	35
SECTION	5.02.	Payment of Principal and Interest	36
SECTION	5.03.	Statement by Officers as to Default	36
SECTION	5.04.	Existence	36
SECTION	5.05.	Limitations on Liens	36
SECTION	5.06.	Restrictions of Sale-leaseback Transaction	38
SECTION	5.07.	Validity Of Agreements	39

ARTICLE 6
EVENTS OF DEFAULT

ARTICLE 7
THE AGENTS

ARTICLE 8
MISCELLANEOUS

SECTION	8.01.	Notices	42
SECTION	8.02.	Waivers; Amendments	44
SECTION	8.03.	Expenses; Indemnity; damage Waiver	45
SECTION	8.04.	Successors and Assigns	47
SECTION	8.05.	Survival	50
SECTION	8.06.	Counterparts; Integration; Effectiveness	51
SECTION	8.07.	Severability	51
SECTION	8.08	Right of Setoff	51
SECTION	8.09	Governing Law; Jurisdiction; Consent to Service of Process	51
SECTION	8.10.	WAIVER of JURY TRIAL	52
SECTION	8.11.	Headings	53
SECTION	8.12.	Confidentiality	53
SECTION	8.13.	Deposit Account Control Agreement	53
SECTION	8.14.	USA Patriot Act	54
SECTION	8.15.	Information	54

SCHEDULES:

Schedule 2.09	Fees
Schedule 4.06	Litigation
Schedule 4.07	Properties
Schedule 4.08	Material Adverse Change
Schedule 4.14	Certain Regulatory Matters
Schedule 4.15	Environmental Laws

EXHIBITS:

Exhibit A	Form of Assignment and Assumption Agreement
Exhibit B-1	Form of Loan Request
Exhibit B-2	Form of LC Issuance Request
Exhibit C	Form of Note
Exhibit D	Form of Deposit Account Control Agreement
Exhibit E-a	Form of Opinion of Andrews Kurth LLP, special New York counsel to the Borrower
Exhibit E-2	Form of Opinion of General Counsel or Associate General Counsel to the Borrower
Exhibit F	Form of Process Agent Letter

iii

CREDIT AGREEMENT dated as of July 19, 2006 among EL PASO CORPORATION, as Borrower, DEUTSCHE BANK AG NEW YORK BRANCH, as Initial Lender and Issuing Bank, and DEUTSCHE BANK AG NEW YORK BRANCH, as Administrative Agent and Collateral Agent.

The parties hereto agree as follows:

ARTICLE 1
Definitions

Section 1.01  . Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR Loan” means a Loan bearing interest at a rate determined by reference to the Alternate Base Rate.

“Account Bank” means Deutsche Bank Trust Company Americas as Account Bank under the Deposit Account Control Agreement.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Loan for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means Deutsche Bank AG New York Branch, as administrative agent hereunder, and any successor administrative agent appointed pursuant to Article 7 hereof.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agents” means the Administrative Agent and the Collateral Agent.

“Agreement” means this Agreement, as amended, supplemented or otherwise modified from time to time.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 0.5%. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Assignment and Assumption Agreement” means an assignment and assumption entered into by a Lender or the Issuing Bank and an assignee (with the consent of any party whose consent is required by Section 8.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Assignment Date” means (a) in the case of an Assignment Event that occurs prior to the Maturity Date, the date specified by the Initial Lender in a notice to the Hedge Counterparty as the “Assignment Date” (in which case the Initial Lender shall notify the Borrower promptly following its specification of the Assignment Date, provided that failure to so notify the Borrower shall not affect the validity or effectiveness of such specification) and (b) in the case of an Assignment Event that occurs on the Maturity Date, the Maturity Date.

“Assignment Event” means (a) the occurrence of an Event of Default or (b) a Deemed Exchange occurs or (c) any agreement or instrument that is part of the Initial Hedging Arrangement and that constitutes an obligation of the Initial Lender with respect to the interest rate swap or certificate of deposit component thereof terminates by its terms solely because of a default thereunder by the Initial Lender or (d) the Holdback Amount on the Maturity Date is greater than zero.

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of (i) the Commitment Termination Date and (ii) the date on which the Borrower provides a notice pursuant to Section 2.06(b).

“Bankruptcy Event” means (a) the Borrower pursuant to or within the meaning of any Bankruptcy Law (i) commences a voluntary case, (ii) consents to the entry of any order for relief against it in an involuntary case, (iii) consents to the appointment of a Custodian of it or for all or substantially all of its property or (iv) makes a general assignment for the benefit of its creditors or (b) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (i) is for relief against the Borrower in an involuntary case, (ii) appoints a Custodian of the Borrower or for all or substantially all of its property or (iii) orders the liquidation of the Borrower and such order or decree remains unstayed and in effect for 90 days.

“Bankruptcy Law” means Title 11, U.S. Code, or any similar federal or state law for the relief of debtors.

“Bankruptcy Proceeding” means a proceeding with respect to the Borrower described in the definition of “Bankruptcy Event”.

“Board of Directors” means the Board of Directors of the Borrower as it may be constituted from time to time.

“Board of Governors” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means El Paso Corporation.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan or to calculate the mandatory repayment date of an ABR Loan made pursuant to Section 2.03(b) hereof, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Cash Collateralize” means, at any time, to deposit in the Collateral Account an amount in cash equal to 100% of the amount of the Outstanding Undrawn Face Amount as of such time.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 2.12(b), by any lending office of such Lender or by such Lender’s or the Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” has the meaning assigned to such term in Section 2.17(a).

“Collateral Account” has the meaning specified in Section 2.17(a).

“Collateral Account Funding Obligation” means the obligation of the Borrower pursuant to Section 2.08(c) or 2.17(a) to Cash Collateralize the Outstanding Undrawn Face Amount.

“Collateral Agent” means Deutsche Bank AG New York Branch, as collateral agent hereunder, and any successor collateral agent appointed pursuant to Article 7 hereof.

“Commitment” means the commitment of the Initial Lender to make Loans and of the Issuing Bank to issue Letters of Credit; provided that the aggregate principal amount of all Loans outstanding at any time plus the LC Exposure of the Issuing Bank at such time does not exceed $500,000,000.

“Commitment Termination Date” means the earliest to occur of (i) the date on which an Assignment Event occurs, (ii)  the date designated in a notice given by the Borrower pursuant to Section 2.06(b) and (iii) the Maturity Date.

“Consolidated Net Tangible Assets” means, at any date of determination, the total amount of assets after deducting therefrom (i) all current liabilities (excluding (A) any current liabilities that by their terms are extendable or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed, and (B) current maturities of long-term Debt), and (ii) the value (net of any applicable reserves) of all goodwill, trade names, trademarks, patents and other like intangible assets, all as set forth on the consolidated balance sheet of the Borrower and its consolidated subsidiaries for the Borrower’s most recently completed fiscal quarter, prepared in accordance with GAAP.

“Credit Event” has the meaning set forth in Section 3.02.

“Custodian” means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

“Debt” means any obligation created or assumed by any Person for the repayment of money borrowed and any purchase money obligation created or assumed by such Person.

“Deemed Exchange” means any alteration, deletion or addition of a legal right or obligation under this Agreement (whether by amendment or waiver of any provision of this Agreement or by consent to any departure by the Borrower therefrom, or by operation of the terms of this Agreement) (a “Change of Terms”) or if earlier, the entry into any binding agreement by the Borrower and the Administrative Agent to effect a Change of Terms, unless in any case the Administrative Agent shall have received from nationally recognized outside legal counsel experienced in such matters and reasonably acceptable to it, a formal written legal opinion that such Change of Terms will not cause the Trust (or the equivalent entity under a Replacement Hedging Arrangement) to become other than a grantor trust for U.S. federal income tax purposes, without taking into account for this purpose the assignment of this Agreement to the Trust and the distribution of this Agreement by the Trust that would result if such Change of Terms were treated as a Deemed Exchange; provided that if the sole alteration, deletion or addition of a legal right or obligation that is taking place is automatic under the express terms of this Agreement or results from the exercise of a unilateral right by the Borrower under the express terms of this Agreement that, in each case, does not result in a change of obligor or addition or deletion of a co-obligor, a change in the recourse nature of the Borrower’s obligations under this Agreement or a transformation of the Borrower’s obligations under this Agreement into an instrument that is not debt for U.S. federal income tax purposes, in each case within the meaning of section 1.1001-3 of the Treasury regulations promulgated under the Code or any successor provision (the “1.1001-3 Regulation”) (a “Borrower Covered Change”), then such Borrower Covered Change shall not be treated as a Change of Terms for this purpose, unless there is a prior Change of Terms and such Borrower Covered Change would, in the reasonable judgment of the Trustee based upon a legal opinion from nationally recognized legal counsel experienced in such matters, give rise to a “modification” or a “significant modification” under the 1.1001-3 Regulation, if considered collectively with such Change of Terms and other Borrower Covered Changes; and provided, further, that this provision does not apply if the sole effect of such action is to cure any ambiguity or to correct or supplement any provision contained in this Agreement or in any amendment thereto that may be defective or inconsistent with any other provision contained in this Agreement or in any amendment, and such action does not adversely affect the interests of the Lenders, the participant or any sub-participant or holder of a beneficial interest in the foregoing.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Deposit Account Control Agreement” means the El Paso Deposit Account Control Agreement substantially in the form of Exhibit D-1 hereto, dated as of the date hereof (as amended, restated or otherwise modified from time to time thereafter), executed and delivered by the Collateral Agent, the Borrower and the Account Bank (as defined therein).

“Distribution Date” means the date on which the Trust distributes the assets of the Trust to the holders of the beneficial interests in the Trust or the equivalent occurrence under a Replacement Hedging Arrangement occurs.

“dollars” or “$” refers to lawful money of the United States of America.

“Effective Date” has the meaning assigned to such term in Section 3.01.

“Eligible Assignee” means any “qualified institutional buyer” (as defined in Rule 144A promulgated by the Securities and Exchange Commission) who is also a “qualified purchaser” (as defined in the Investment Company Act of 1940, as amended).

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, regulating or imposing liability or standards of conduct concerning protection of the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary of the Borrower resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Eurodollar Loan” means a Loan bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned to such term in Article 6.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income, franchise, branch profits, doing business or similar taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is considered resident for tax purposes, organized, doing business or qualified to do business or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, and (b) in the case of a Foreign Lender, any withholding tax that is imposed on amounts payable to such Foreign Lender (i) at the time such Foreign Lender becomes a party to this Agreement or designates a new lending office, except to the extent that such Foreign Lender (or its assignor, if any) was entitled, immediately prior to such designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.14(a) or (ii) that is attributable to such Foreign Lender’s failure to comply with Section 2.14(e).

“Existing Credit Agreement” has the meaning assigned to such term in Section 4.09.

“Facility Exposure” means, at any time, with respect to (i) the Initial Lender, the Initial Lender’s obligation hereunder to make Loans in an aggregate principal amount of up to the Commitment, (ii) with respect to any other Lender, such Lender’s right to payment by the Borrower of the principal amount of the Loans and Reimbursement Obligations outstanding at such time and the Reimbursement Obligation that arises upon an LC Disbursement under Letters of Credit outstanding at such time; and (iii) with respect to the Issuing Bank, the LC Exposure at such time.

“Facility Exposure Amount” means at any time (a) before the Commitment Termination Date, the Commitment and (b) on and after the occurrence of the Commitment Termination Date, the Outstandings.

“Facility Exposure Percentage” means, with respect to any Lender, such Lender’s Facility Exposure expressed as a percentage of the aggregate Facility Exposures of all the Lenders, as such percentage may be modified by assignments made by such Lender in accordance with the terms of this Agreement. The Facility Exposure Percentage for each Lender that becomes a party to this Agreement as contemplated by Section 8.04(c) shall be such party’s interest in the Hedge Counterparty immediately prior to the distribution by the Hedge Counterparty expressed as a percentage of the aggregate interests in the Hedge Counterparty of all such parties at such time. The Facility Exposure Percentage for each Lender that becomes a party to this Agreement pursuant to an Assignment and Assumption Agreement shall be the “Facility Exposure Percentage” as specified in such Assignment and Assumption Agreement.

“Facility Fee” has the meaning specified in Section 2.09(a).

“Facility Fee Payment Date” means (a) each January 14 and July 14 during the period commencing on January 14, 2007 and ending on the earliest to occur of the dates in clause (b) or (c) below or the occurrence of an Event of Default), (b) the Commitment Termination Date, (c) the Final Facility Fee Payment Date and (d) after an Event of Default, each day on which the Administrative Agent makes a demand for payment of the accrued Facility Fee for the Facility Fee Period ending on such date. Notwithstanding the foregoing, if any Facility Fee Payment Date falls on a date which is not a Business Day, such Facility Fee Payment Date shall be the immediately preceding Business Day.

“Facility Fee Period” means (a) in the case of the initial Facility Fee Period, the period commencing on the Effective Date and ending on the first Facility Fee Period End Date and (b) in the case of each subsequent Facility Fee Period, the period commencing on the day immediately succeeding the last day of the immediately preceding Facility Fee Period and ending on the next succeeding Facility Fee Period End Date.

“Facility Fee Period End Date” means (a) each January 15 and July 15 during the period commencing on January 15, 2007 and ending on the earliest to occur of the dates in clause (b) or (c) below or the occurrence of an Event of Default), (b) the Commitment Termination Date, (c) the Final Facility Fee Payment Date and (d) after an Event of Default, each day on which the Administrative Agent makes a demand for payment of the accrued Facility Fee for the Facility Fee Period ending on such date. Notwithstanding the foregoing, if any Facility Fee Period End Date would otherwise fall on a day that is not a Business Day, then such Facility Fee Period End Date shall be the next succeeding Business Day.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Final Facility Fee Payment Date” means the first date on which the Commitment shall have terminated and the Outstandings are zero.

“Final Payment Date” means the date on which (a) the Commitment shall have terminated, (b) the principal of all Loans and all Reimbursement Obligations, interest, fees, taxes, expenses, indemnities, reimbursements and other amounts (other than obligations for taxes, expenses, indemnifications, reimbursements and damages in respect of which no oral or written assertion of liability and no oral or written claim or demand for payment has been made (and, in the case of obligations for indemnification, no notice for indemnification has been issued by the indemnitee) at such time) payable by the Borrower hereunder or under any Note shall have been paid, (c) all Letters of Credit shall have expired or terminated and (d) no Bankruptcy Event shall have occurred and 95 days shall have elapsed since the last payment was made under the Credit Agreement and the Notes.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower.

“Foreign Lender” means any Lender that is not a “United States Person” as that term is defined in Section 7701(a)(30) of the Code.

“Funded Debt” means all Debt maturing one year or more from the date of the creation thereof, all Debt directly or indirectly renewable or extendible, at the option of the debtor, by its terms or by the terms of any instrument or agreement relating thereto, to a date one year or more from the date of the creation thereof, and all Debt under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of one year or more.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature, in each case above to the extent regulated pursuant to any Environmental Law.

“Hedge Counterparty” means the Trust so long as the Initial Hedging Arrangement is in effect and at any time thereafter the counterparty to the Initial Lender and the Issuing Bank in any Replacement Hedging Arrangement then in effect.

“Hedging Arrangement” means the Initial Hedging Arrangement or any Replacement Hedging Arrangement or both, as the context requires.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Initial Hedging Arrangement” means the Amended Declaration of Trust dated as of July 19, 2006 between the Trustee and Deutsche Bank AG New York Branch, as Initial Depositor, the Assignment Agreement dated as of July 19, 2006 among the Initial Lender, the Issuing Bank and the Trust, the related interest rate swap and certificate of deposit and the Trust Security Purchase Agreement dated as of July 12, 2006 between the Trust and Deutsche Bank Securities Inc., as representative of the several initial purchasers named therein.

“Initial Lender” means Deutsche Bank AG New York Branch and any successor or permitted assign thereof prior to termination of the Commitment.

“Interest Payment Date” means, (a) with respect to each ABR Loan, January 15, April 15, July 15 and October 15 and (b) with respect to each Eurodollar Loan, the last day of the Interest Period applicable to such Loan.

“Interest Period” means, with respect to each Eurodollar Loan, the period commencing on the date such Loan is made or on the last day of the immediately preceding Interest Period therefor, as applicable, and ending on the numerically corresponding day in the calendar month that is three months thereafter; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period, (c) no Interest Period shall commence if it would end after the Maturity Date and (d) subject to clause (c), the last Interest Period shall end one or, if there is sufficient time before the Maturity Date, two months after the last day of the immediately preceding Interest Period if such last Interest Period would otherwise end after the Maturity Date.

“Issuing Bank” means Deutsche Bank AG New York Branch. The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank acceptable to the Borrower, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“LC Disbursement” means a payment made by the Issuing Bank pursuant to a drawing under a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the Outstanding Undrawn Face Amount at such time plus (b) the aggregate principal amount of all Reimbursement Obligations that have not been paid by or on behalf of the Borrower, whether by application of the proceeds of an ABR Loan or otherwise, at such time.

“LC Issuance Request” means a request substantially in the form of Exhibit B-2 by the Borrower for a Letter of Credit to be issued in accordance with Section 2.04.

“Lender” means the Initial Lender and, after the Assignment Date, the Hedge Counterparty and, after the Distribution Date, each of the parties to the Hedging Arrangement to whom the Hedge Counterparty assigns its interests herein on the Distribution Date, and thereafter each such other institution that may become a Lender pursuant to Section 8.04.

“Letter of Credit” means any standby letter of credit issued by the Issuing Bank pursuant to this Agreement.

“LIBO Rate” means, with respect to any Eurodollar Loan for any Interest Period, the rate appearing on Page 3750 of the Dow Jones Market Service (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. If such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Loan for such Interest Period shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“Lien” means any mortgage, pledge, security interest, charge, lien or other encumbrance of any kind, whether or not filed, recorded or perfected under applicable law.

“Loan” means a loan made pursuant to Article 2.

“Loan Documents” means, collectively, this Agreement and each Note, each Letter of Credit, the Deposit Account Control Agreement, the Securities Account Control Agreement, each other Security Document and each other agreement entered into in connection with the transactions contemplated by this Agreement but excluding the Hedging Arrangements.

“Loan Request” means a request substantially in the form of Exhibit B-1 by the Borrower for a Loan in accordance with Section 2.03.

“Margin Stock” means “margin stock” as defined in Regulation U of the Board of Governors, as in effect from time to time.

“Material Adverse Effect” means a material adverse effect on (i) the business, assets, operations or condition (financial or otherwise) of the Borrower and its consolidated Subsidiaries on a consolidated basis, (ii) the ability of the Borrower to perform its obligations under the Loan Documents or (iii) the validity or enforceability of the Loan Documents or the validity, perfection, priority or enforceability of the Liens created thereunder.

“Maturity Date” means July 15, 2011.

“Moody’s” means Moody’s Investors Service, Inc.

“Notes” means the promissory notes, if any, of the Borrower evidencing Loans under this Agreement in the form of Exhibit C.

“Officer’s Certificate” means a certificate signed by the Chairman of the Board, the Chief Executive Officer, the President, any Vice President, the Treasurer or any other authorized officer of the Borrower or a person duly authorized by any of them, and delivered to the Administrative Agent. The officer signing an Officer’s Certificate given pursuant to Section 5.03 shall be the principal executive, financial or accounting officer or the Treasurer of the Borrower.

“Opinion of Counsel” means a written opinion of legal counsel, who may be an employee of or counsel for the Borrower and who shall be reasonably acceptable to the Administrative Agent.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.

“Outstanding Undrawn Face Amount” means, at any time, the aggregate undrawn face amount of all outstanding Letters of Credit at such time.

“Outstandings” means the aggregate outstanding principal amount of the Loans plus the LC Exposure at such time.

“Participant” has the meaning set forth in Section 8.04(e).

“Patriot Act” means the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“Permitted Investments” means (a) prior to and including the Distribution Date:

(i) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing on or prior to the Distribution Date; or

(ii) investments in certificates of deposit, banker’s acceptances and time deposits maturing on or prior to the Distribution Date issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof (1) which has a combined capital and surplus and undivided profits of not less than $500,000,000 and (2) whose senior unsecured long-term debt is rated equal to or greater than “A” by S&P and equal to or greater than “A2” by Moody’s; and

(b) after the Distribution Date:

(i) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(ii) commercial paper maturing within 30 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P and from Moody’s;

(iii) certificates of deposit, banker’s acceptances and time deposits maturing within 30 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof (1) which has a combined capital and surplus and undivided profits of not less than $500,000,000 and (2) whose senior unsecured long-term debt is rated equal to or greater than “A” by S&P and equal to or greater than “A2” by Moody’s;

(iv) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above; and

(v) money market funds that (1) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, (2) are rated “AAA” by S&P and “Aaa” by Moody’s and (3) have portfolio assets of at least $5,000,000,000;

provided that in no event will Permitted Investments include any obligation of the Borrower or any of its Affiliates, any interest-only security, any security purchased at a price in excess of 100% of the par value thereof, any security whose repayment is subject to substantial non-credit related risk, any leveraged investment, any mortgage-backed security or any obligation or security whose rating by S&P includes the “r” or “t” subscript.

“Permitted Liens” means (i) Liens upon rights-of-way for pipeline purposes; (ii) any governmental Lien, mechanics’, materialmen’s, carriers’ or similar Lien incurred in the ordinary course of business which is not yet due or which is being contested in good faith by appropriate proceedings and any undetermined Lien which is incidental to construction; (iii) the right reserved to, or vested in, any municipality or public authority by the terms of any right, power, franchise, grant, license, permit or by any provision of law, to purchase or recapture or to designate a purchaser of, any property; (iv) Liens of taxes and assessments which are (A) for the then current year, (B) not at the time delinquent, or (C) delinquent but the validity of which is being contested at the time by the Borrower or any Subsidiary in good faith; (v) Liens of, or to secure performance of, leases; (vi) any Lien upon, or deposits of, any assets in favor of any surety company or clerk of court for the purpose of obtaining indemnity or stay of judicial proceedings; (vii) any Lien upon property or assets acquired or sold by the Borrower or any Restricted Subsidiary resulting from the exercise of any rights arising out of defaults on receivables; (viii) any Lien incurred in the ordinary course of business in connection with workmen’s compensation, unemployment insurance, temporary disability, social security, retiree health or similar laws or regulations or to secure obligations imposed by statute or governmental regulations; (ix) any Lien upon any property or assets in accordance with customary banking practice to secure any Debt incurred by the Borrower or any Restricted Subsidiary in connection with the exporting of goods to, or between, or the marketing of goods in, or the importing of goods from, foreign countries; or (x) any Lien in favor of the United States of America or any state thereof, or any other country, or any political subdivision of any of the foregoing, to secure partial, progress, advance, or other payments pursuant to any contract or statute, or any Lien securing industrial development, pollution control, or similar revenue bonds.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, other entity, unincorporated organization or government or any agency or political subdivision thereof.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Principal Property” means (a) any pipeline assets of the Borrower or any Subsidiary, including any related facilities employed in the transportation, distribution or marketing of natural gas, that is located in the United States or Canada and (b) any processing or manufacturing plant owned or leased by the Borrower or any Subsidiary and located within the United States or Canada, except, in the case of either clause (a) or (b), any such assets or plant which, in the opinion of the Board of Directors, is not material in relation to the activities of the Borrower and its Subsidiaries as a whole.

“Process Agent” has the meaning specified in Section 8.09(d).

“Reimbursement Obligation” means the obligation of the Borrower pursuant to Section 2.04(d) to reimburse the Issuing Bank for an LC Disbursement, the principal amount of such Reimbursement Obligation being equal to the amount of such LC Disbursement.

“Register” has the meaning set forth in Section 8.04(b).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents, advisors and trustees of such Person and such Person’s Affiliates.

“Replacement Hedging Arrangement” means any agreement or arrangement designed to alter the risks of any Person arising from its Facility Exposure that replaces all or part of the Initial Hedging Arrangement or any replacement thereof.

“Required Lenders” means, at any time, Lenders whose aggregate Facility Exposure Percentages are more than 50% of the aggregate Facility Exposure Percentages of all the Lenders.

“Restricted Subsidiary” means any Subsidiary of the Borrower owning or leasing any Principal Property.

“Sale-Leaseback Transaction” means the sale or transfer by the Borrower or any Restricted Subsidiary of any Principal Property to a Person (other than the Borrower or a Subsidiary) and the taking back by the Borrower or any Restricted Subsidiary, as the case may be, of a lease of such Principal Property.

“S&P” means Standard & Poor’s Ratings Group.

“Secured Obligations” means all obligations of the Borrower hereunder or under any other Loan Document.

“Secured Parties” means the Initial Lender, the other Lenders, the Issuing Bank, the Administrative Agent and the Collateral Agent.

“Securities Account Control Agreement” means the El Paso Securities Account Control Agreement substantially in the form of Exhibit D-2 hereto, dated as of the date hereof (as amended, restated or otherwise modified from time to time thereafter), executed and delivered by the Collateral Agent, the Borrower and the Securities Intermediary.

“Securities Intermediary” means Deutsche Bank Trust Company Americas as Securities Intermediary under the Securities Account Control Agreement.

“Security Documents” means, collectively, the Deposit Account Control Agreement, the Securities Account Control Agreement and all other security documents hereafter delivered by the Borrower to the Administrative Agent or the Collateral Agent granting or purporting to grant a Lien on any property or asset of the Borrower to secure the Secured Obligations.

“Solvent” means, with respect to any Person as of a particular date, that on such date (a) the fair saleable value (on a going concern basis) of such Person’s assets exceeds its liabilities, contingent or otherwise, fairly valued, (b) such Person will be able to pay its debts as they become due, (c) such Person does not have unreasonably small capital with which to satisfy all of its current and reasonably anticipated obligations and (d) such Person does not intend to incur nor does it reasonably anticipate that it will incur debts beyond its ability to pay as such debts become due.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board of Governors to which the Administrative Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board of Governors). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subsidiary” means a corporation more than 50% of the outstanding voting stock of which is owned, directly or indirectly, by the Borrower or by one or more other Subsidiaries, or by the Borrower and one or more other Subsidiaries. For the purposes of this definition, “voting stock” means stock which ordinarily has voting power for the election of directors, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Transactions” means the execution, delivery and performance by the Borrower of this Agreement, the making of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.

“Trust” means the El Paso Performance-Linked Trust, a Delaware statutory trust created by the Declaration of Trust dated as of June 21, 2006 between Deutsche Bank AG New York Branch, as initial depositor, and Deutsche Bank Trust Company Delaware, as Trustee, as amended and restated as of July 19, 2006.

“Trust Security Purchase Agreement” means the Trust Security Purchase Agreement dated as of July 12, 2006 between the Trust, as issuer, and Deutsche Bank Securities Inc., as representative of the initial purchasers named therein.

“Trustee” means Deutsche Bank Trust Company Delaware and any successor thereof or any equivalent party to any Replacement Hedging Arrangement.

Section 1.02  . Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) any reference herein to any applicable law means such applicable law as amended, modified, codified, replaced, or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder and reference to any section or other provision of any applicable law means that section or provision of such applicable law from time to time in effect and any amendment, modification, codification, replacement, or reenactment of such section or other provision, (d) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, equity interests, accounts and contract rights.

Section 1.03  . Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of or calculation of compliance with such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

ARTICLE 2
The Credits

Section 2.01  . Commitment. Subject to the terms and conditions set forth herein, (a) the Initial Lender agrees to make Loans to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in the Outstandings at such time exceeding the Commitment and (b) the Issuing Bank agrees to issue Letters of Credit for the account of the Borrower from time to time during the Availability Period in an aggregate face amount that will not result in the Outstandings at such time exceeding the Commitment. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Loans and Letters of Credit may be issued, replaced and extended.

Section 2.02  . Loans. Subject to Section 2.03(b) and (c) and 2.11, each Loan shall be a Eurodollar Loan in an amount that is an integral multiple of $1,000,000 and not less than $20,000,000. At the time that each ABR Loan is made pursuant to Section 2.03(b), such ABR Loan shall be in the principal amount that is required to finance the reimbursement of the LC Disbursement made at that time as contemplated thereby. There shall not at any time be more than a total of 16 Eurodollar Loans outstanding.

Section 2.03  . Requests for Loans. (a) To request a Eurodollar Loan, the Borrower shall notify the Administrative Agent of such request by telephone not later than 12:00 noon, New York City time, three Business Days before the date of the proposed Loan. Each such telephonic Loan Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Loan Request signed by the Borrower. Each such telephonic and written Loan Request shall specify the following information in compliance with Section 2.02:

(i)  the principal amount of such Loan;

(ii)  the date such Loan is to be made, which shall be a Business Day; and

(iii)  the location and number of the Borrower’s account to which funds are to be disbursed pursuant to Section 2.05.

Promptly following receipt of a Loan Request in accordance with this Section 2.03, the Administrative Agent shall advise the Initial Lender of the details thereof and of the principal amount of the Initial Lender’s Loan to be made as requested.

(b)  If the Issuing Bank makes an LC Disbursement during the Availability Period and the conditions to a Credit Event under Section 3.02 are met at such time, then the Borrower shall be deemed to have made a request for an ABR Loan to be made immediately in the principal amount of such LC Disbursement and, subject to subsection (c) of this Section, on the second Business Day after such ABR Loan is made the Borrower shall be deemed to have made a request for a Eurodollar Loan to be made on the fifth Business Day after such ABR Loan is made unless the Borrower notifies the Administrative Agent on or before such second Business Day after the ABR Loan is made that the Borrower intends to repay such ABR Loan and not borrow a Eurodollar Loan on such fifth Business Day. The Borrower irrevocably directs the Initial Lender to apply the proceeds of such ABR Loan to reimburse the Issuing Bank for such LC Disbursement. The principal of and accrued interest on each such ABR Loan shall be due and payable in full on the earlier of the fifth Business Day after being made and the Maturity Date.

(c)  Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request the making of a Eurodollar Loan if the initial Interest Period with respect thereto would end after the Maturity Date.

(d)  On the last day of the last Interest Period of a Eurodollar Loan ending within one month of the Maturity Date, such Eurodollar Loan shall be converted to an ABR Loan without further action or notice by any Person unless paid in full on such day.

Section 2.04  . Letters of Credit.  (a) General. Subject to the terms and conditions set forth herein, the Issuing Bank agrees, at any time and from time to time during the Availability Period (but in no event after the fifth Business Day prior to the Maturity Date) upon request by the Borrower, to issue Letters of Credit in any stated face amount (in U.S. dollars) specified by the Borrower in the applicable request with the Borrower as the applicant and account party thereof and the reimbursement obligor in respect of drawings thereunder in a form reasonably acceptable to the Issuing Bank to support only the obligations of the Borrower or the obligations of its Affiliates.

(b)  Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) an LC Issuance Request for the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with subsection (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. Upon receipt of any LC Issuance Request, the Issuing Bank will process such LC Issuance Request and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue, amend, renew or extend the Letter of Credit requested thereby (but in no event shall the Issuing Bank be required to issue, amend, renew or extend any Letter of Credit earlier than three Business Days, or such shorter time period as may be agreed to by the Issuing Bank) after its receipt of the LC Issuance Request therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by the Issuing Bank and the Borrower. The Issuing Bank shall furnish a copy of such Letter of Credit to the Borrower promptly following the issuance thereof. The Issuing Bank shall promptly furnish to the Administrative Agent notice of the issuance, amendment, renewal, or extension of such Letter of Credit (including the amount thereof), together with a copy of such Letter of Credit, whereupon the Administrative Agent shall in turn promptly furnish such notice to the Lenders and a copy of such Letter of Credit to any Lender requesting the same. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension, the Outstandings shall not exceed the Commitment. Any amendment, renewal or extension of the Letters of Credit shall be subject to the other terms and provisions of this Agreement and the approval of the Issuing Bank, such approval not to be unreasonably withheld.

(c)  Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (except as otherwise agreed by the Issuing Bank) and (ii) the date that is 10 Business Days prior to the Maturity Date; provided that (x) any Letter of Credit may provide for the extension or renewal thereof in accordance with the terms thereof in the sole discretion of the Issuing Bank upon the request of the Borrower for additional periods of one year each (which shall in no event extend beyond the date referred to in clause (ii) above) and (y) any Letter of Credit may provide for the automatic extension thereof in accordance with the terms thereof without any action on the part of the Issuing Bank, the Borrower or the beneficiary thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (ii) above) unless the Issuing Bank notifies the beneficiary thereof (prior to the date specified therein before which the Issuing Bank must so notify the beneficiary thereof in order to prevent such an automatic extension) that a condition to such extension has not been met.

(d)  Reimbursement Obligations. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall be obligated to, and shall, reimburse the Issuing Bank for such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, New York City time, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., New York City time, on such date or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 12:00 noon, New York City time, on the Business Day immediately following the day that the Borrower receives such notice. If, subject to the terms and conditions hereof, such payment is financed with an ABR Loan made by the Initial Lender in an equivalent amount as provided in Section 2.03(b), to the extent so financed the Borrower’s obligation to reimburse the Issuing Bank for such LC Disbursement shall be discharged and replaced by the resulting ABR Loan.

(e)  Obligations Absolute. The Borrower’s obligation to pay Reimbursement Obligations as provided in subsection (d) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of or defense to, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Lenders nor the Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence) or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder) or any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit (unless the Borrower shall consent to payment thereon notwithstanding such lack of strict compliance).

(f)  Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of the date and the amount of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank with respect to any such LC Disbursement.

(g)  Interest on Reimbursement Obligations. If the Borrower fails to borrow an ABR Loan to reimburse an LC Disbursement pursuant to Section 2.03(b) or otherwise fails to pay a Reimbursement Obligation in full on the date such Reimbursement Obligation arises, the unpaid principal amount thereof shall bear interest, for each day from and including the date such Reimbursement Obligation arises to but excluding the date that the Borrower pays such Reimbursement Obligation, at the rate per annum then applicable to ABR Loans; provided that, if the Borrower fails to pay such Reimbursement Obligation when due pursuant to subsection (d) of this Section, then Section 2.10(d) shall apply. Interest accrued pursuant to this subsection shall be for the account of the Issuing Bank.

Section 2.05  . Funding of Eurodollar Loans. The Initial Lender shall make each Eurodollar Loan to be made by it hereunder on the proposed date by wire transfer of immediately available funds by 12:00 noon, New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Initial Lender. The Administrative Agent will make such Eurodollar Loans available to the Borrower by promptly crediting the Loan amounts so received, in like funds to such account as designated by the Borrower in the applicable Loan Request; provided that ABR Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.03(b) shall be remitted by the Administrative Agent to the Issuing Bank.

Section 2.06  . Mandatory and Optional Termination and Reduction of Commitment. (a) The Commitment shall terminate automatically upon the Commitment Termination Date.

(b)  The Borrower may at any time terminate the Commitment by written notice to the Administrative Agent given at least 30 days prior to the effective date of such termination, stating such election and the effective date thereof. Promptly following receipt of such notice, the Administrative Agent shall advise the Initial Lender and the Issuing Bank of the contents thereof. A notice delivered by the Borrower pursuant to this Section shall be irrevocable.

(c)  Any termination of the Commitment, whether mandatory or optional, shall be in whole and shall be permanent.

Section 2.07  . Repayment of Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay on the Maturity Date to the Administrative Agent for the account of the Lenders as their interests may appear the then unpaid principal amount of each Loan.

(b)  Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing its interest in each Loan made to the Borrower, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c)  The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable by the Borrower to each Lender hereunder on account of each Loan and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d)  The entries made in the accounts maintained pursuant to subsection (b) or (c) of this Section shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower recorded therein absent manifest error; provided that the failure of any Lender or the Administrative Agent to maintain any such account or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans made to the Borrower in accordance with the terms of this Agreement.

(e)  Any Lender may request that its interest in the Loans be evidenced by a Note. In such event, the Borrower shall prepare, execute and deliver to such Lender a Note or Notes payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns). Thereafter, the interests in the Loans evidenced by such Note and interest thereon shall at all times (including after assignment pursuant to Section 8.04) be represented by one or more Notes in such form payable to the order of the payee named therein (or, if such Note is a registered note, to such payee and its registered assigns).

Section 2.08  . Optional and Mandatory Prepayment of Loans. (a) The Borrower shall have the right at any time and from time to time to prepay any Loan in whole or in part (without premium or penalty but subject to Section 2.13), subject to prior notice in accordance with subsection (b) of this Section. All or any portion of any Loan prepaid may be borrowed and reborrowed in accordance with the terms and provisions of this Agreement.

(b)  The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Loan, not later than 12:00 noon, New York City time, two Business Days before the date of prepayment or (ii) in the case of prepayment of an ABR Loan, not later than 12:00 noon, New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Loan or portion thereof to be prepaid. Promptly following receipt of any such notice relating to a Loan, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Loan shall be in a minimum amount of $5,000,000 or a larger integral multiple of $1,000,000. Each prepayment shall be accompanied by accrued and unpaid interest to the extent required by Section 2.10.

(c)  If on the date the Commitment terminates pursuant to Section 2.06(b) there are any Outstandings, the Borrower shall immediately prepay in full the principal of, and accrued interest on, all outstanding Loans and Reimbursement Obligations and Cash Collateralize the Outstanding Undrawn Face Amount.

(d)  If on any date when the Commitment is in effect the Outstandings exceed the Commitment, then, without notice or demand, the Borrower shall immediately prepay the principal of and accrued interest on the Loans and Reimbursement Obligations by an amount equal to such excess and, if the principal of and interest on all Loans and Reimbursement Obligations shall have been prepaid in full, immediately Cash Collateralize the Outstanding Undrawn Face Amount by an amount equal to any remaining excess.

Section 2.09  . Fees. (a) The Borrower agrees to pay to the Lenders a fee (a "Facility Fee") which shall accrue for each Facility Fee Period from and including the first day of such Facility Fee Period to but excluding the last day of such Facility Fee Period at a rate per annum equal to 2.341% on the Facility Exposure Amount from time to time. The Facility Fee for each Facility Fee Period shall be payable semi-annually in arrears on the Facility Fee Payment Date occurring immediately prior to the last day of such Facility Fee Period and, after the occurrence of an Event of Default, from time to time on demand by the Administrative Agent or a Lender. The Facility Fee shall be computed on the basis of a month of 30 days and a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day) in each Facility Fee Period.

(b)  The Borrower agrees to pay or reimburse the Issuing Bank on demand for such normal and customary costs and expenses as are incurred or charged by the Issuing Bank in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit issued by it, together with all taxes, fees, charges or other costs or expenses incurred by the Issuing Bank in connection with payments by it of drafts drawn under the Letters of Credit.

(c)  The Borrower agrees to pay the Initial Lender on the Effective Date a one-time structuring fee as set forth in the engagement letter dated July 7, 2006 between the Initial Lender and the Borrower.

(d)  The Borrower agrees to pay the Administrative Agent and the Collateral Agent the fees set forth on Schedule 2.09 attached hereto at the times provided therein.

(e)  All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent or the Issuing Bank, as the case may be. Fees paid shall not be refundable under any circumstances.

Section 2.10  . Interest. (a) Each ABR Loan shall bear interest at the Alternate Base Rate.

(b)  Each Eurodollar Loan shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Loan.

(c)  Notwithstanding the foregoing, if the Assignment Date occurs during an Interest Period for a Loan (but not on the last day of such Interest Period), such Loan shall bear interest at a rate per annum equal to 5.409% from and including the Assignment Date until paid.

(d)  Notwithstanding the foregoing, if any principal of, or interest on, any Loan or on any Reimbursement Obligation or on the Collateral Account Funding Obligation, or any other amount payable by the Borrower hereunder, is not paid when due, whether at stated maturity, upon acceleration or the occurrence of an Assignment Event or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of, or interest on, any Loan or Reimbursement Obligation or the Collateral Account Funding Obligation, 7.409% or (ii) in the case of any other amount, the Alternate Base Rate plus 2%.

(e)  Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Commitment; provided that (i) interest accrued pursuant to subsection (d) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion or prepayment of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Eurodollar Loan shall be payable on the effective date of such conversion or prepayment, as the case may be.

(f)  All interest hereunder shall be computed on the basis of a year of 360 days with months of 30 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day of the Interest Period). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

Section 2.11  . Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Loan:

(a)  the Administrative Agent determines in good faith (which determination shall be conclusive absent manifest error) that, by reason of circumstances generally affecting the London interbank Eurodollar market, adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or

(b)  the Administrative Agent is advised by the Initial Lender that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to the Initial Lender of making or maintaining its Loans for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Initial Lender by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Initial Lender that the circumstances giving rise to such notice no longer exist, all outstanding Loans shall be converted into ABR Loans and all new Loans shall be made as ABR Loans.

Section 2.12  . Increased Costs.  (a) If any Change in Law shall:

(i)  impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or the Issuing Bank; or

(ii)  impose on any Lender or the Issuing Bank or the London interbank market any other condition materially affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein;

in each case other than as specified in subsection (b) below, and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to the Issuing Bank of issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or otherwise), in each case by an amount that such Lender or the Issuing Bank reasonably deems to be material, then the Borrower will pay to such Lender or the Issuing Bank, as the case may be, in accordance with subsection (c) of this Section after the Borrower’s receipt of its written demand accompanied by documentation specifying in reasonable detail the events and circumstances and the applicable Change in Law in support of any such reimbursement request, such additional amount or amounts necessary to compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b)  If any Lender or the Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender or the Letters of Credit issued by the Issuing Bank to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy) by an amount reasonably deemed by such Lender or the Issuing Bank to be material, then from time to time upon submission by such Lender or the Issuing Bank to the Borrower (with a copy to the Administrative Agent) of a written demand therefor accompanied by documentation specifying in reasonable detail the events and circumstances applicable to such reduction and the applicable Change in Law in support of such demand, and the amount demanded pursuant hereto, the Borrower will, within 30 days after receipt of such demand, pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts necessary to compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

(c)  A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, together with the relevant demand and accompanying documentation, all as specified in subsection (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within 30 days after receipt thereof.

(d)  Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor in accordance with this Section; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.13  . Break Funding Payments; Hedging Break Costs. (a) If (i) any principal of any Eurodollar Loan is paid other than on the last day of an Interest Period applicable thereto (whether pursuant to Section 2.08(a) or otherwise) or (ii) the Initial Lender assigns any Eurodollar Loan that is outstanding on the Assignment Date to the Hedge Counterparty or (iii) the Borrower fails to borrow any Eurodollar Loan on the date specified in any notice delivered pursuant hereto, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (A) the amount of interest which would have accrued on the amount so prepaid or assigned, or not so borrowed or prepaid, at the Adjusted LIBO Rate that would have been applicable to such Eurodollar Loan for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, for the Interest Period that would have commenced on the date of such failure for such Loan), over (B) the amount of interest that would have accrued to such Lender on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the interbank eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. Each affected Lender requesting payment under this Section shall submit written demand specifying in reasonable detail the events and circumstances resulting in such payment obligation, together with a certificate as to any amounts payable pursuant to this Section to the Borrower. The Borrower shall pay such Lender the amount shown as due on any such certificate within 30 days after receipt thereof.

(b)  If the Borrower elects to terminate the Commitment as provided in Section 2.06(b), the Borrower will pay to the Initial Lender and the Issuing Bank on the Commitment Termination Date an amount equal to the aggregate costs of the Initial Lender and the Issuing Bank incurred in connection with the early termination of the Hedging Arrangement; provided that the Borrower shall not be obligated to pay an aggregate amount in excess of the aggregate costs the Initial Lender and the Issuing Bank would have incurred in connection with the early termination of the Initial Hedging Arrangement on the Commitment Termination Date had it been in effect at such time. The Initial Lender shall deliver to the Borrower a certificate setting forth such aggregate net break costs in reasonable detail, which certificate shall be conclusive absent manifest error.

Section 2.14  . Taxes. (a) Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)  In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)  Without duplication of any amounts paid by the Borrower pursuant to Section 2.14(b), the Borrower shall indemnify the Administrative Agent, each Lender and the Issuing Bank, within 30 days after written demand therefor (which demand shall be accompanied by a certificate setting forth in reasonable detail the amounts demanded and the basis therefor), for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or the Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or the Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Bank, shall be conclusive absent manifest error.

(d)  As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)  Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the United States, or of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed forms or other documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate.

(f)  The Administrative Agent or a Lender shall determine if, in its reasonable discretion, it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.14. If it determines that it has received any such refund, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.14 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

Section 2.15  . Payments Generally; Pro Rata Treatment; Sharing of Setoffs. (a)  The Borrower shall make each payment required to be made by it hereunder and, unless stated otherwise therein, under any of the other Loan Documents (whether of principal, interest, fees, expenses, indemnities, reimbursements and other amounts or reimbursement of LC Disbursements, or of amounts payable under Section 2.12, 2.13 or 2.14, or otherwise) prior to 12:00 noon, New York City time, on the date when due, in immediately available funds, without setoff or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 60 Wall Street, New York, NY 10005, except payments to be made directly to the Issuing Bank as expressly provided herein and except that payments pursuant to Sections 2.12, 2.13, 2.14 and 8.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars.

(b)  Except as otherwise provided in Sections 2.08(c) and 2.18, if at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal of outstanding Loans and Reimbursement Obligations, interest, fees, expenses, indemnities, reimbursements and other amounts then due hereunder, such funds shall be applied (i) first, towards payment of interest, fees, expenses, indemnities, reimbursements and other amounts then due hereunder, ratably among the parties entitled thereto in accordance with the amounts thereof then due to such parties, and (ii) second, towards payment of principal of Loans and Reimbursement Obligations then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal of Loans and Reimbursement Obligations then due to such parties.

(c)  If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on its interest in any of the Loans or Reimbursement Obligations resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its interests in the Loans and Reimbursement Obligations and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the interests in the Loans and Reimbursement Obligations of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of their interests in the Loans and Reimbursement Obligations; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this subsection shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its interests in the Loans and Reimbursement Obligations to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this subsection shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d)  After the Assignment Date, unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to or recovery by the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e)  If any Lender shall fail to make any payment required to be made by it pursuant to subsection (d) of this Section or pursuant to Section 2.17(b), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

Section 2.16  . Mitigation Obligations. If any Lender or the Issuing Bank requests compensation under Section 2.12, or if the Borrower is required to pay any additional amount to any Lender, the Issuing Bank or any Governmental Authority for the account of any Lender or the Issuing Bank pursuant to Section 2.14, then such Lender or the Issuing Bank, as the case may be, shall use reasonable efforts to designate a different lending office for funding or booking its Loans or Letters of Credit hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender or the Issuing Bank, as the case may be, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.12 or 2.14, as the case may be, in the future and (ii) would not subject such Lender or the Issuing Bank, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or the Issuing Bank, as the case may be. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender or the Issuing Bank, as the case may be, in connection with any such designation or assignment.

Section 2.17  . Establishment and Funding of Collateral Account.

(a)  If the Commitment terminates pursuant to a notice given by the Borrower under Section 2.06(b) or as a result of an Event of Default pursuant to Article 6 prior to the Maturity Date or the Borrower is required to Cash Collateralize the Outstanding Undrawn Face Amount pursuant to Section 2.08(d), then on such date on which the Commitment terminates or the requirement to Cash Collateralize arises the Borrower shall deposit cash in an amount equal to the Outstanding Undrawn Face Amount as of such day in an account (the “Collateral Account”) opened in the name of the Borrower with the Account Bank pursuant to the Deposit Account Control Agreement for the benefit of the Lenders and the Issuing Bank. The Collateral Agent shall have exclusive control of the Collateral Account and the sole right of withdrawal. The Borrower, in order to secure the full and punctual payment, performance and discharge of all of the Secured Obligations, irrevocably grants to the Collateral Agent for the benefit of the Secured Parties a continuing security interest in all of the Borrower’s right, title and interest in, under and to the Collateral Account and all amounts credited at any time to the Collateral Account, the Securities Account, the financial assets credited thereto and the security entitlements (as such terms are defined in the UCC) in respect thereof, all Permitted Investments in which funds are invested pursuant to Section 2.17(b) and all proceeds of any of the foregoing (collectively, the “Collateral”). Each of the Secured Parties shall have all the rights of a secured party under the UCC (whether or not in effect in the jurisdiction where such rights are exercised) with respect to the Collateral. The Borrower agrees, from time to time at its expense, to execute, deliver, file and record any statement, assignment, instrument, document, agreement or other paper and take any other action (including any filing of financing or continuation statements under the UCC) that from time to time may be necessary or desirable, or that the Collateral Agent may request, in order to create, preserve, perfect, confirm or validate the Collateral Agent’s security interests in the Collateral for the benefit of the Secured Parties.

(b)  At the direction of the Collateral Agent acting on instructions of the Required Lenders, amounts on deposit in the Collateral Account from time to time shall be withdrawn by the Account Bank and invested in Permitted Investments that constitute financial assets under the Securities Account Control Agreement and the UCC and are delivered to the Securities Intermediary for credit to the Securities Account. In the absence of such written direction, the Collateral Agent shall invest such amounts in such Permitted Investments selected by it and shall not be liable for the performance of such investments. The Collateral Agent shall also deposit in the Collateral Account funds received by it from time to time from the Borrower or other Persons for deposit in the Collateral Account. The only permitted withdrawals from the Collateral Account shall be in accordance with the terms of this Section.

(c)  Amounts held in the Collateral Account shall be applied by the Collateral Agent in the following manner for the following purposes:

(1)  as provided in clauses FIRST through FIFTH, inclusive, of Section 2.18 in that order;

(2)  promptly following the expiration of an outstanding Letter of Credit, to the Borrower (or such other Person as may be lawfully entitled thereto) in an amount equal to the undrawn face amount of such Letter of Credit at its expiration; and

(3)  on the Final Payment Date, amounts remaining in the Collateral Account (if any) shall be applied to repay other obligations of the Borrower hereunder and under the other Loan Documents or remitted to the Borrower (or such other Person as may be lawfully entitled thereto);

provided that (x) the Collateral Agent, upon the written direction of the Required Lenders, shall remit the whole amount on deposit in the Collateral Account to the Lenders in accordance with their respective Facility Exposure Percentages and (y) upon request by the Borrower or the Collateral Agent, each Lender shall remit back to the Collateral Agent, to be deposited into the Collateral Account, the amount received by such Lender pursuant to clause (x) to the extent such Lender is not entitled to receive and retain such amount under clauses (1) through (3), inclusive, above.

Section 2.18  . Allocation of Payments after the Occurrence of the Assignment Date. Notwithstanding any other provisions of this Agreement, after the occurrence of the Assignment Date, all amounts collected or received by the Administrative Agent on account of amounts outstanding under any of the Loan Documents shall be paid over or delivered as follows:

FIRST, to the payment of all reasonable out-of-pocket costs and expenses (including reasonable outside attorneys’ fees) of the Agents and the Lenders in connection with enforcing their rights under the Loan Documents;

SECOND, to payment of all other fees, expenses, indemnities, reimbursements and other amounts owed to each Agent;

THIRD, to payment to the Issuing Bank of all amounts owed to it pursuant to Section 2.09(b) and to the Initial Lender and the Issuing Bank of all expenses and indemnities owed to them hereunder;

FOURTH, to the payment of the accrued and unpaid Facility Fee and accrued interest on the Loans, the Reimbursement Obligations and the Collateral Account Funding Obligation;

FIFTH, to the payment of the outstanding principal amount of the Loans and Reimbursement Obligations;

SIXTH, to the payment of the unpaid portion of the then Collateral Account Funding Obligation for deposit in the Collateral Account until the amount on deposit therein is equal to the Outstanding Undrawn Face Amount; and

SEVENTH, on the Final Payment Date, the payment of the surplus, if any, to whoever may be lawfully entitled to receive such surplus.

In carrying out the foregoing, (a) amounts received shall be applied to the category provided in the numerical order specified above until exhausted prior to application to the next succeeding category and (b) amounts payable to the Lenders shall be paid pro rata based on each Lender’s Facility Exposure Percentage.

ARTICLE 3
Conditions

Section 3.01  . Effective Date; Conditions to Initial Credit Event. This Agreement and the other Loan Documents, and the obligations of the Initial Lender to make Loans hereunder and of the Issuing Bank to issue Letters of Credit hereunder, shall not become effective until the date (the “Effective Date”) on which each of the following conditions is satisfied (or waived in accordance with Section 8.02):

(a)  This Agreement and each other Loan Document to be executed and delivered on or before the Effective Date shall have been executed by each party thereto, and each of the Administrative Agent (or its counsel) and the Borrower (or its counsel) shall have received from each party hereto and thereto either (i) a counterpart of this Agreement and each such other Loan Document, signed on behalf of each party thereto or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement or such other Loan Document) that such party has signed a counterpart hereof or thereof.

(b)  The Administrative Agent shall have received the following in form and substance satisfactory to the Administrative Agent and in sufficient copies for each Lender:

(i)  true and correct copies of the resolutions of the Board of Directors (or a committee thereof) of the Borrower, certified as to authenticity by the Secretary or an Assistant Secretary of the Borrower, approving the borrowings contemplated hereby and authorizing the execution of this Agreement and the other Loan Documents to which the Borrower is a party and of all documents evidencing other required corporate action of the Borrower and required governmental approvals, if any, with respect to this Agreement and the other Loan Documents;

(ii)  a certificate of the Secretary or an Assistant Secretary of the Borrower certifying the names and true signatures of each of its officers authorized to sign any Loan Document to which it is a party and any other documents to be delivered by it hereunder or thereunder;

(iii)  true and correct copies of the corporate organizational or formation documents of the Borrower, certified as to the receipt and filing of public record thereof by the appropriate filing officer (or the office thereof) to the extent such documents are required by law to be on file in the State of Delaware, and further certified as to authenticity and completeness by the Secretary or an Assistant Secretary of the Borrower;

(iv)  copies of certificates dated as of a recent date from the Secretary of State of the State of Delaware evidencing the good standing of the Borrower;

(v)  written opinions of (A) Andrews Kurth LLP, special New York counsel for the Borrower, substantially in the form of Exhibit E-1, and (B) the General Counsel or Associate General Counsel of the Borrower, substantially in the form of Exhibit E-2 (and the Borrower hereby requests such counsel to deliver such opinions);

(vi)  a letter from the Process Agent, in substantially the form of Exhibit F, agreeing to act as Process Agent for the Borrower and to forward forthwith all process received by it to the Borrower; and

(vii)  a certificate, dated the Effective Date and signed by the President, a Vice President or a Financial Officer of the Borrower, confirming compliance with the conditions set forth in clause (b) of Section 3.02;

(c)  The Initial Hedging Arrangement in form reasonably satisfactory to the Initial Lender and the Issuing Bank shall be in full force and effect.

(d)  The Administrative Agent shall have received (or shall receive from the proceeds of a Loan on the Effective Date) all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all reasonable out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.

(e)  The Deposit Account Control Agreement and the Securities Account Control Agreement shall have been duly executed and delivered by all the parties thereto and shall be in full force and effect.

(f)  The Administrative Agent shall have received (i) the audited consolidated financial statements of the Borrower and its consolidated Subsidiaries for the fiscal year ended December 31, 2005 and (ii) the unaudited consolidated financial statements of the Borrower and its consolidated Subsidiaries for the fiscal quarter ended March 31, 2006.

The Administrative Agent shall notify the Borrower, the Initial Lender and the Issuing Bank of the Effective Date and the satisfaction (or waiver in accordance with Section 8.02) of the conditions set forth in this Section 3.01, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Initial Lender to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived in accordance with Section 8.02) at or prior to 3:00 p.m., New York City time, on July 26, 2006 (and, in the event such conditions are not so satisfied or waived, the Commitment shall terminate at such time).

Section 3.02  . Each Credit Event. The obligation of the Initial Lender to make a requested Loan (excluding any conversion of an existing Eurodollar Loan to an ABR Loan but including the Loans to be made on the Effective Date), and the obligation of the Issuing Bank to issue a requested Letter of Credit or to renew, extend, amend or increase the face amount of an outstanding Letter of Credit (each, a “Credit Event”), is subject to the satisfaction of the following conditions:

(a)  the Effective Date shall have occurred;

(b)  immediately before and immediately after giving effect thereto and to the application of the proceeds therefrom, no event has occurred and is continuing that constitutes (i) a Default under clauses (a), (b), (c) (with respect to Section 5.01) or (d) of Article 6 or (ii) an Event of Default; and

(c)  the Availability Period shall not have ended;

provided that, with respect to an outstanding Letter of Credit of the type described in Section 2.04(c)(ii)(y), the time of the Credit Event consisting of the extension of such Letter of Credit shall be deemed to be the tenth Business Day prior to the date specified in such Letter of Credit by which the Issuing Bank must have notified the beneficiary that the conditions to such extension are not met in order to prevent an automatic extension.

Each Credit Event shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in clause (b) of this Section.

ARTICLE 4
Representations and Warranties

The Borrower with respect to itself and its Subsidiaries represents and warrants as of the Effective Date to the Administrative Agent, the Collateral Agent, the Issuing Bank and each Lender that:

Section 4.01  . Organization; Power. The Borrower has been duly incorporated and is an existing corporation in good standing under the laws of the State of Delaware, with the corporate power and authority to own its properties and conduct its business as now conducted, and each of the Borrower and its Restricted Subsidiaries is duly qualified to transact business as a foreign corporation, limited liability company or limited partnership in good standing in all other jurisdictions in which the conduct of its business requires such qualification, except to the extent that the failure to be so qualified would not have a Material Adverse Effect.

Section 4.02  . Equity Interests in Subsidiaries. The outstanding equity interests of each of the Borrower’s Restricted Subsidiaries have been duly authorized and validly issued, are fully paid and non-assessable and are owned by the Borrower or another Subsidiary of the Borrower free and clear of all liens, claims or adverse interests of any nature except for the Liens contemplated by the Existing Credit Agreement that secure the Borrower’s obligations thereunder.

Section 4.03  . Authorization. This Agreement and each of the other Loan Documents to which the Borrower is a party has been duly authorized, executed and delivered by the Borrower and constitutes a valid and binding agreement of the Borrower, enforceable against the Borrower in accordance with its terms, except to the extent that enforcement thereof may be limited by (a) the effects of bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws relating to or affecting creditors’ rights generally and (b) general equitable principles (whether considered in a proceeding in equity or at law).

Section 4.04  . Financial Information. The financial statements of the Borrower delivered to the Lenders present fairly in all material respects the consolidated financial position of the Borrower and its consolidated Subsidiaries as of the dates shown and their results of operations and cash flows for the periods shown and, except as otherwise disclosed therein, such consolidated financial statements have been prepared in conformity with GAAP applied on a consistent basis.

Section 4.05  . Auditors. PricewaterhouseCoopers LLP, who have certified certain financial statements of the Borrower and its Subsidiaries delivered to the Lenders, are independent public accountants as required by the Securities Act and the applicable rules and regulations thereunder.

Section 4.06  . Litigation. Except as disclosed on Schedule 4.06, there are no pending legal or governmental actions, suits or proceedings against or affecting the Borrower, any of its subsidiaries or any of their respective properties that, if determined adversely to the Borrower or any of its Restricted Subsidiaries would, individually or in the aggregate, have a Material Adverse Effect, or would materially and adversely affect the ability of the Borrower to perform its obligations under this Agreement and any other Loan Document to which it is a party; and no such actions, suits or proceedings are, to the Borrower’s knowledge, threatened or contemplated.

Section 4.07  . Properties. Except as disclosed on Schedule 4.07, the Borrower and its Restricted Subsidiaries have good and indefeasible title to all real properties and all other properties and assets owned by them, in each case free from liens, encumbrances and defects that would materially affect the value thereof or materially interfere with the use made or to be made thereof by them; and, except as disclosed on Schedule 4.07, the Borrower and its Restricted Subsidiaries hold any leased real or personal property under valid and enforceable leases with no exceptions that would materially interfere with the use made or to be made thereof by them.

Section 4.08  . Material Adverse Change. Except as disclosed on Schedule 4.08, since the date of the latest audited financial statements delivered by the Borrower, there has been no material adverse change, or any development or event involving a prospective material adverse change, in the financial condition, business, properties or results of operations of the Borrower and its Subsidiaries, taken as a whole.

Section 4.09  . Organizational Documents. Neither the Borrower nor any of its Restricted Subsidiaries is or, with the giving of notice or lapse of time or both, will be, (a) in violation of its charter, bylaws or similar organizational documents or (b) in default in the performance of any obligation, agreement, covenant or condition contained in any indenture, mortgage, lease or other agreement or instrument that is material to the Borrower and its subsidiaries, taken as a whole, or to which the Borrower or any Restricted Subsidiary or their respective properties are bound (collectively, “Contracts”), except for any such defaults as would not, individually or in the aggregate, have a Material Adverse Effect, or (c) in default in the performance of any obligation, agreement, covenant or condition contained in the Amended and Restated Credit Agreement dated as of November 23, 2004 (the “Existing Credit Agreement”) among the Borrower, its Affiliates party thereto, the lenders party thereto and the agents party thereto.

Section 4.10  . No Violation. The execution, delivery and performance by the Borrower of this Agreement and the Loan Documents to which it is a party and the consummation of the transactions contemplated thereby, do not and will not result in a breach or violation of any of the terms or provisions of, or constitute a default under (a) any statute, rule, regulation or order of any Governmental Authority having jurisdiction over the Borrower or any Restricted Subsidiary or any of their properties, (b) any Contract, (c) the Existing Credit Agreement or (d) the charter, bylaws or similar organizational documents of the Borrower or any such Restricted Subsidiary, except in the case of the foregoing clauses (a) and (b) for any such breaches or violations as would not, individually or in the aggregate, have a Material Adverse Effect or adversely affect the Transactions or any other Loan Document to which it is a party in any material respect.

Section 4.11  . Permits Etc. The Borrower and each of its Restricted Subsidiaries hold all material licenses, certificates and permits from Governmental Authorities which are necessary to the conduct of their businesses, except as would not, individually or in the aggregate, have a Material Adverse Effect.

Section 4.12  . Consents. No consent, approval, authorization or order of, or filing or registration or qualification of or with, any Governmental Authority is required for the execution, delivery and performance by the Borrower of this Agreement or any other Loan Document to which it is a party and the consummation of the Transactions.

Section 4.13  . Investment Company Act. The Borrower is not an “investment company” required to be registered under the Investment Company Act of 1940, as amended.

Section 4.14  . Certain Regulatory Matters. Except as disclosed on Schedule 4.14, the Borrower is not aware of any (a) failure on its part to maintain effective disclosure controls and procedures and internal control over financial reporting, each as defined in Rule 13a-15 under the Exchange Act, (b) material weakness (as described in Auditing Standard No. 2 promulgated by the Public Company Accounting Oversight Board) in the Borrower’s internal control over financial reporting (regardless of whether remediated) or (c) change in the Borrower’s internal control over financial reporting that has materially adversely affected, or is reasonably likely to materially adversely affect, the Borrower’s internal control over financial reporting.

Section 4.15  . Environmental Laws. Except as disclosed on Schedule 4.15, neither the Borrower nor any of its Subsidiaries is in violation of any Environmental Laws, owns or operates or, to the knowledge of the Borrower, previously owned or operated any real property contaminated with any substance that is subject to any Environmental Laws, or is liable for any off-site disposal or contamination pursuant to any Environmental Laws, except for any such violations, contaminations, liabilities or claims as would not, individually or in the aggregate, have a Material Adverse Effect.

Section 4.16  . Insurance. The Borrower and each of its Restricted Subsidiaries carry, or are covered by, insurance in such amounts and covering such risks as is adequate for the conduct of their respective businesses and the value of their respective properties and as is customary for companies engaged in similar businesses, except as would not, individually or in the aggregate, have a Material Adverse Effect.

Section 4.17  . Business Relationships. There are no business relationships or related-party transactions involving the Borrower or any of its Subsidiaries or any other person required to be described by the Borrower in its Annual Report on Form 10-K for the year ended December 31, 2005 pursuant to Item 404 of Regulation S-K under the Securities Act which have not been described as required.

Section 4.18  . Sarbanes Oxley Act. The Borrower is in compliance in all material respects with Section 402 of the Sarbanes-Oxley Act of 2002 as it relates to loans and has made all certifications required to be made pursuant to Section 302 and Section 906 of such Act.

Section 4.19  . Corporate Authorizations. The Borrower has all requisite corporate power and authority to execute and deliver this Agreement and each other Loan Document to which it is a party to perform its obligations hereunder and thereunder. The Borrower has duly taken all necessary corporate action to authorize and the execution, delivery and performance of this Agreement and each other Loan Document to which it is a party.

Section 4.20  . Exchange Act Compliance. The Borrower is subject to and in compliance in all material respects with the reporting requirements of Section 13 of the Exchange Act.

All representations and warranties made by the Borrower herein, and in any other Loan Document delivered pursuant hereto, shall survive the making of each Loan, the issuance of each Letter of Credit and the execution and delivery by the Borrower of such Loan Documents.

ARTICLE 5
Covenants

Until the Final Payment Date shall have occurred, unless the Required Lenders shall otherwise consent in writing:

Section 5.01  . Borrower May Consolidate, Etc., Only on Certain Terms.

(a)  The Borrower shall not consolidate with or merge into any other Person or sell, lease or transfer its properties and assets as, or substantially as, an entirety to, any Person, unless:

(i)  (A) in the case of a merger, the Borrower is the surviving entity, or (B) the Person formed by such consolidation or into which the Borrower is merged or the Person which acquires by sale or transfer, or which leases, the properties and assets of the Borrower as, or substantially as, an entirety shall expressly assume, by an instrument in writing executed and delivered to the Administrative Agent, in form reasonably satisfactory to the Administrative Agent, the due and punctual payment of the principal of and interest on all the Loans, all other amounts payable hereunder or under the Notes and the performance or observance of every covenant and condition of this Agreement on the part of the Borrower to be performed or observed;

(ii)  immediately after giving effect to such transaction, no Default exists; and

(iii)  the Borrower has delivered to the Administrative Agent an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger, sale, transfer or lease and the instruments required in connection with such transaction comply with this Article and that all conditions precedent herein provided for relating to such transaction have been complied with.

(b)  Upon any consolidation of the Borrower with, or merger of the Borrower into, any other Person or any sale, transfer or lease of the properties and assets of the Borrower as, or substantially as, an entirety in accordance with subsection (a) of this Section, the successor Person formed by such consolidation or into which the Borrower is merged or to which such sale, transfer or lease is made shall succeed to, and be substituted for, and may exercise every right and power of, the Borrower under this Agreement with the same effect as if such successor Person had been named originally as the Borrower herein, and thereafter, except in the case of a lease, the predecessor Person shall be relieved of all obligations and covenants under this Agreement and the other Loan Documents.

Section 5.02  . Payment of Principal and Interest. The Borrower covenants and agrees for the benefit of the Lenders, the Issuing Bank and the Agents that it will duly and punctually pay the principal of and interest on the Loans and all other amounts payable hereunder or under the Notes in accordance with the terms of this Agreement.

Section 5.03  . Statement by an Officer as to Default. The Borrower will deliver to the Administrative Agent, within 150 days after the end of each fiscal year of the Borrower ending after the date hereof, an Officer’s Certificate, stating whether or not to the best knowledge of the signer thereof the Borrower is in default in the performance and observance of any of the terms, provisions and conditions of this Agreement (without regard to any period of grace or requirement of notice provided hereunder) and, if the Borrower shall be in default, specifying all such defaults and the nature and status thereof of which the signer may have knowledge.

Section 5.04  . Existence. Subject to Section 5.01, the Borrower will do or cause to be done all things necessary to preserve and keep in full force and effect its existence, rights (charter and statutory) and franchises; provided that the Borrower shall not be required to preserve any such right or franchise if it shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Borrower.

Section 5.05  . Limitations on Liens. The Borrower will not, nor will it permit any Restricted Subsidiary to, create, assume, incur or suffer to exist any Lien upon any Principal Property, whether owned or leased on the date of this Agreement or thereafter acquired, to secure any Debt of the Borrower or any other Person (other than the Secured Obligations), without in any such case making effective provision whereby all of the Secured Obligations shall be secured equally and ratably with, or prior to, such Debt so long as such Debt shall be so secured. This restriction shall not apply to:

(a)  any Lien upon any property or assets of the Borrower or any Restricted Subsidiary in existence on the date of this Agreement or created pursuant to an “after-acquired property” clause or similar term in existence on the date of this Agreement or any mortgage, pledge agreement, security agreement or other similar instrument in existence on the date of this Agreement;

(b)  any Lien upon any property or assets created at the time of acquisition of such property or assets by the Borrower or any Restricted Subsidiary or within one year after such time to secure all or a portion of the purchase price for such property or assets or Debt incurred to finance such purchase price, whether such Debt was incurred prior to, at the time of or within one year of such acquisition;

(c)  any Lien upon any property or assets existing thereon at the time of the acquisition thereof by the Borrower or any Restricted Subsidiary (whether or not the obligations secured thereby are assumed by the Borrower or any Restricted Subsidiary);

(d)  any Lien upon any property or assets of a Person existing thereon at the time such Person becomes a Restricted Subsidiary by acquisition, merger or otherwise;

(e)  the assumption by the Borrower or any Restricted Subsidiary of obligations secured by any Lien existing at the time of the acquisition by the Borrower or any Restricted Subsidiary of the property or assets subject to such Lien or at the time of the acquisition of the Person which owns such property or assets;

(f)  any Lien on property to secure all or part of the cost of construction or improvements thereon or to secure Debt incurred prior to, at the time of, or within one year after completion of such construction or making of such improvements, to provide funds for any such purpose;

(g)  any Lien on any oil, gas, mineral and processing and other plant properties to secure the payment of costs, expenses or liabilities incurred under any lease or grant or operating or other similar agreement in connection with or incident to the exploration, development, maintenance or operation of such properties;

(h)  any Lien arising from or in connection with a conveyance by the Borrower or any Restricted Subsidiary of any production payment with respect to oil, gas, natural gas, carbon dioxide, sulphur, helium, coal, metals, minerals, steam, timber or other natural resources;

(i)  any Lien in favor of the Borrower or any Restricted Subsidiary;

(j)  any Lien created or assumed by the Borrower or any Restricted Subsidiary in connection with the issuance of Debt the interest on which is excludable from gross income of the holder of such Debt pursuant to the Internal Revenue Code of 1986, as amended, or any successor statute, for the purpose of financing, in whole or in part, the acquisition or construction of property or assets to be used by the Borrower or any Subsidiary;

(k)  any Lien upon property or assets of any foreign Restricted Subsidiary to secure Debt of that foreign Restricted Subsidiary;

(l)  Permitted Liens;

(m)  any Lien upon any additions, improvements, replacements, repairs, fixtures, appurtenances or component parts thereof attaching to or required to be attached to property or assets pursuant to the terms of any mortgage, pledge agreement, security agreement or other similar instrument, creating a Lien upon such property or assets permitted by clauses (a) through (l), inclusive, of this Section; or

(n)  any extension, renewal, refinancing, refunding or replacement (or successive extensions, renewals, refinancings, refundings or replacements) of any Lien, in whole or in part, that is referred to in clauses (a) through (m), inclusive, of this Section, or of any Debt secured thereby; provided that the principal amount of Debt secured thereby shall not exceed the greater of the principal amount of Debt so secured at the time of such extension, renewal, refinancing, refunding or replacement and the original principal amount of Debt so secured (plus in each case the aggregate amount of premiums, other payments, costs and expenses required to be paid or incurred in connection with such extension, renewal, refinancing, refunding or replacement); provided, further, that such extension, renewal, refinancing, refunding or replacement shall be limited to all or a part of the property (including improvements, alterations and repairs on such property) subject to the encumbrance so extended, renewed, refinanced, refunded or replaced (plus improvements, alterations and repairs on such property).

Notwithstanding the foregoing provisions of this Section, the Borrower may, and may permit any Restricted Subsidiary to, create, assume, incur or suffer to exist any Lien upon any Principal Property to secure any Debt of the Borrower or any other Person (other than the Secured Obligations) that is not excepted by clauses (a) through (n), inclusive, of this Section without securing the Secured Obligations, provided that the aggregate principal amount of all Debt then outstanding secured by such Lien and all similar Liens, together with all net sale proceeds from Sale-Leaseback Transactions (excluding Sale-Leaseback Transactions permitted by clauses (a) through (d), inclusive, of Section 5.06), does not exceed 15% of Consolidated Net Tangible Assets.

Section 5.06  . Restriction of Sale-leaseback Transaction.

The Borrower will not, nor will it permit any Restricted Subsidiary to, engage in a Sale-Leaseback Transaction unless:

(a)  such Sale-Leaseback Transaction occurs within one year from the date of acquisition of the Principal Property subject thereto or the date of the completion of construction or commencement of full operations on such Principal Property, whichever is later;

(b)  the Sale-Leaseback Transaction involves a lease for a period, including renewals, of not more than three years;

(c)  the Borrower or such Restricted Subsidiary would be entitled to incur Debt secured by a Lien on the Principal Property subject thereto in a principal amount equal to or exceeding the net sale proceeds from such Sale-Leaseback Transaction without securing the Secured Obligations; or

(d)  the Borrower or such Restricted Subsidiary, within a one-year period after such Sale-Leaseback Transaction, applies or causes to be applied an amount not less than the net sale proceeds from such Sale-Leaseback Transaction to (A) the repayment, redemption or retirement of Funded Debt of the Borrower or any Subsidiary, or (B) investment in another Principal Property.

Notwithstanding the foregoing provisions of this Section, the Borrower may, and may permit any Restricted Subsidiary to, effect any Sale-Leaseback Transaction that is not excepted by clauses (a) through (d), inclusive, of this Section, provided that the net sale proceeds from such Sale-Leaseback Transaction, together with the aggregate principal amount of then outstanding Debt (other than the Secured Obligations) secured by Liens upon Principal Properties not excepted by clauses (a) through (n), inclusive, of Section 5.05, do not exceed 15% of the Consolidated Net Tangible Assets.

Section 5.07  . Validity of Agreements. The Borrower will ensure that no material provision of any Loan Document shall cease, for any reason, to be valid and binding upon or enforceable against the Borrower and will not so assert in writing.

ARTICLE 6
Events of Default

If any of the following events (“Events of Default”) shall occur and be continuing:

(a)  default in the payment of any interest on any Loan or Reimbursement Obligation or any other amount (other than principal of any Loan or any Reimbursement Obligation) payable hereunder when due and such default continues for a period of 30 days; or

(b)  default in the payment of the principal of any Loan or Reimbursement Obligation when due; or

(c)  default in the performance, or breach, of any term, covenant or warranty of the Borrower in this Agreement (other than a term, covenant or warranty a default in whose performance or whose breach is specifically dealt with in paragraph (a) or (b) above), and such default or breach continues for a period of 60 days after there has been given to the Borrower by the Administrative Agent or to the Borrower and the Administrative Agent by Lenders whose aggregate Facility Exposure Percentages are at least 25% of the aggregate Facility Exposure Percentages of all the Lenders a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” hereunder; or

(d)  a Bankruptcy Event occurs;

then, and in every such event, and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of Lenders whose aggregate Facility Exposure Percentages are at least 25% of the aggregate Exposure Percentages of all the Lenders shall, by notice to the Borrower, declare the principal of the Loans and the Notes then outstanding, all accrued interest thereon, the Collateral Account Funding Obligation and all other amounts payable under this Agreement to be forthwith due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans and Notes and the Collateral Account Funding Obligation so declared to be due and payable together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower. At any time after such a declaration of acceleration and before a judgment or decree for payment of the money due has been obtained by the Administrative Agent or any Lender, the Required Lenders, by written notice to the Borrower and the Administrative Agent, may rescind and annul such declaration and its consequences if (i) the Borrower has paid (x) all overdue interest on the Loans and Reimbursement Obligations, (y) to the extent that payment of such interest is lawful, interest upon overdue interest at the rate prescribed herein and (z) all sums paid or advanced by the Administrative Agent hereunder and the reasonable compensation, expenses, disbursements and advances of the Administrative Agent, its agents and counsel and (ii) all existing Events of Default, other than the non-payment of the principal of any Loan and Reimbursement Obligation and interest thereon that have become due solely by such declaration of acceleration, have been cured or waived. No such rescission shall affect any subsequent Default or impair any right consequent thereon.

ARTICLE 7
The Agents

The Initial Lender and the Issuing Bank hereby appoint each of the Administrative Agent and the Collateral Agent as their agents and authorize each of the Administrative Agent and the Collateral Agent to take such actions on their behalf and to exercise such powers as are delegated to the Administrative Agent and the Collateral Agent by the terms hereof and of the other Loan Documents, together with such actions and powers as are reasonably incidental thereto.

Any bank serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not an Agent hereunder.

No Agent shall have any duties or obligations except those expressly set forth herein or in any Security Document. Without limiting the generality of the foregoing, (a) no Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) no Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that such Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 8.02), and (c) except as expressly set forth herein, no Agent shall have any duty to disclose, or shall be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as an Agent or any of its Affiliates in any capacity. No Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 8.02) or in the absence of its own gross negligence or willful misconduct. No Agent shall be deemed to have knowledge of any Default unless and until written notice thereof is given to such Agent by the Borrower or a Lender, and no Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article 3 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. Each Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Any Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by such Agent, which sub-agents may be Affiliates of the Administrative Agent. Any Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding subsections shall apply to any such sub-agent and to the Related Parties of any Agent and any such sub-agent, and shall apply to their respective activities in connection with any Hedging Arrangement as well as activities as an Agent.

Each of the Administrative Agent and the Collateral Agent may resign at any time by notifying the Lenders, the Issuing Bank and the Borrower and such resignation shall be effective at the time specified in such notice (whether or not a successor Administrative Agent or Collateral Agent, respectively, has been appointed and accepted such appointment at such time) and the retiring Agent or sub-agent, as the case may be, shall be discharged from its duties and obligations hereunder at such time (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Issuing Bank under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed and has accepted such appointment). Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent or Collateral Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent. After an Agent’s resignation hereunder, the provisions of this Article and Section 8.03 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent or Collateral Agent, as the case may be.

Notwithstanding anything to the contrary herein, any time after the assignment by the Initial Lender and the Issuing Bank of all of their interests herein, the Required Lenders shall be entitled to replace the Administrative Agent with such other financial institution having experience with the duties to be carried out by the Administrative Agent as specified by the Required Lenders, and from and after such replacement, all references herein to the Administrative Agent shall be references to such financial institution.

Each Lender acknowledges that it has, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.

ARTICLE 8
Miscellaneous

Section 8.01  . Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i)  if to the Borrower, to:

El Paso Corporation
El Paso Building
1001 Louisiana Street
Houston, Texas 77002
Attention of Treasurer
tel: 713 420-2708

(ii)  if to the Administrative Agent, to:

Deutsche Bank AG New York Branch
90 Hudson Street, mail stop JCY05-0511
Jersey City, NJ 07302
Attention: Jim Cullen
tel: 201 593-2180
fax: 201 593-2308
copy to:

Deutsche Bank AG New York Branch
60 Wall Street, mail stop NYC60-4405
New York, NY 10005
Attention: Marc Tarkington
tel: 212 250-6153
fax. 212 797-0070

(iii)  if to the Collateral Agent, to:

Deutsche Bank AG New York Branch
60 Wall Street, mail stop NYC60-4405
New York, NY 10005
Attention: Marc Tarkington
tel: 212 250-6153
fax: 212 797-0070

(iv)  if to the Issuing Bank, to:

Deutsche Bank AG New York Branch
60 Wall Street, mail stop NYC60-3812
New York, NY 10005
Attention: Joyce Shiu
tel: 212 250-1414

fax: 212 797-0403

(v)  if to the Initial Lender, to:

Deutsche Bank AG New York Branch
90 Hudson Street, mail stop JCY05-0511
Jersey City, NJ 07302
Attention: Jim Cullen
tel: 201 593-2180
fax: 201 593-2308

and

(vi)  if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

(b)  Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c)  Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given and effective, if sent by mail or courier on the date of delivery thereof to the address specified herein for such notice, or if by telecopier when the answerback is received or if by other means, on the date of receipt; provided that a notice given by telecopier or electronic communication in accordance with this Section but received on any day other than a Business Day or after business hours in the place of receipt will be deemed to be received on the next Business Day in that place.

Section 8.02  . Waivers; Amendments. (a) No failure or delay by any Agent, the Issuing Bank or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Agents, the Issuing Bank and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by subsection (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether any Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.

(b)  Except as expressly provided herein or in the applicable Loan Document, no provision of this Agreement or any other Loan Document may be waived, amended or modified, and no consent may be granted with respect to any departure by the Administrative Agent, any Lender, the Issuing Bank or the Borrower with respect hereto or thereto, except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such waiver, amendment or modification of this Agreement or any other Loan Document, and no consent with respect to any departure by the Administrative Agent, any Lender, the Issuing Bank or the Borrower with respect hereto or thereto, shall:

(i)  increase the Commitment without the written consent of the Initial Lender;

(ii)  reduce or forgive the principal amount of any Loan or Reimbursement Obligation or the Collateral Account Funding Obligation or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby;

(iii)  postpone the scheduled date of payment of the principal amount of any Loan or Reimbursement Obligation or the Collateral Account Funding Obligation, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of the Commitment, without the written consent of each Lender affected thereby;

(iv)  issue any Letter of Credit with an expiration date, or extend the expiration date of any Letter of Credit, to a date that is later than the tenth Business Day prior to the Maturity Date, without the written consent of each Lender;

(v)  change Section 2.15(b) or 2.15(c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender;

(vi)  release all or substantially all of the Collateral, without the written consent of each Lender;

(vii)  change any of the provisions of this Section or the definitions of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of any Agent or the Issuing Bank hereunder or under any other Loan Document without the prior written consent of such Agent or the Issuing Bank, as the case may be. Any such waiver and any such amendment or modification shall apply equally to each of the Lenders and shall be binding upon the Borrower, the Lenders, the Issuing Bank and the Agents. In the case of any waiver, the Borrower, the Lenders, the Issuing Bank and the Agents shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default waived shall be deemed waived ab initio and not continuing unless such waiver expressly provides otherwise, but no such waiver shall extend to any subsequent or other Default.

Section 8.03  . Expenses; Indemnity; Damage Waiver. (a) The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by each Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for each Agent, in connection with the preparation and administration of this Agreement or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit by it or any LC Disbursement made by the Issuing Bank (unless included in the fees charged separately by the Issuing Bank in respect of such Letter of Credit) and (iii) all reasonable out-of-pocket expenses incurred by any Agent, the Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for any Agent, the Issuing Bank, their Affiliates or, during the continuation of any Default, any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit; provided that costs provided for in subsections (a) and (b) of Section 2.13 shall not be reimbursed under this subsection.

(b)  The Borrower shall indemnify, without duplication, each Agent, the Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of, any of the following:

(i)  the execution or delivery of this Agreement or any agreement or instrument contemplated hereby (except the Hedging Arrangement), the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby,

(ii)  any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit issued by it in accordance with applicable law if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit),

(iii)  any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or

(iv)  any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto;

provided that such indemnity shall not, in any of the foregoing circumstances as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from or to have been attributable to the gross negligence or willful misconduct of such Indemnitee or its employees or agents. The indemnification provisions of this subsection are not intended to constitute a guaranty of payment of any principal, interest, facility or commitment fees or analogous amounts, under the Loans or any other Secured Obligations; provided that nothing in this subsection shall limit the liability of the Borrower for the payment of the Loans, the Reimbursement Obligations, the Collateral Account Funding Obligation or any other Secured Obligations or any other liability that arises under this Agreement or any other Loan Document.

(c)  To the extent that the Borrower fails to pay any amount required to be paid by it to any Agent or the Issuing Bank under subsection (a) or (b) of this Section, each Lender severally agrees to pay to such Agent or the Issuing Bank, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on such Lender’s Facility Exposure Percentage at such time) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Agent or the Issuing Bank in its capacity as such.

(d)  To the extent permitted by applicable law, the Borrower shall not, and each Indemnitee, by its acceptance of any right to or benefit of indemnification under this Agreement and as a condition to its rights to and benefits of indemnification provided for herein, agrees that it shall not, assert, and hereby waives, any claim against any Indemnitee or the Borrower, respectively, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e)  All amounts due under this Section shall be payable not later than 30 days after the delivery of written demand to the Borrower therefor.

Section 8.04  . Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder in a transaction not permitted hereunder without the prior written consent of each Lender and the Issuing Bank (and any attempted assignment or transfer by the Borrower without such consent shall be null and void), and (ii) no Lender or the Issuing Bank may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in subsection (e) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)  The Borrower and the Administrative Agent irrevocably consent to the Initial Lender and the Issuing Bank assigning their rights and obligations under this Agreement and the other Loan Documents (i) in connection with a sale of all or substantially all of the assets of the Initial Lender and the Issuing Bank to their successor (if any) as Initial Lender and Issuing Bank hereunder and (ii) on the Assignment Date to the Hedge Counterparty pursuant to, and to the extent provided in, the Hedging Arrangement. The Borrower and the Administrative Agent agree that such assignment on the Assignment Date to the Hedge Counterparty shall be effective pursuant to the terms set forth in the Hedging Arrangement notwithstanding the failure or delay in satisfying any conditions for such assignment set forth therein. Upon such effectiveness of such assignment, (i) the Hedge Counterparty shall be a party hereto and shall have, to the extent of the rights so assigned by the Initial Lender and the Issuing Bank, the obligations, rights and benefits of a Lender hereunder and (ii) the Initial Lender and the Issuing Bank shall, to the extent of their rights so assigned, relinquish their rights and be released from their obligations under this Agreement except that the Initial Lender and the Issuing Bank shall continue to be entitled to the benefits of Sections 2.12, 2.13, 2.14 and 8.03. If such assignment pursuant to the Hedging Arrangement would violate or contravene an “NOL order” issued in a Bankruptcy Proceeding involving the Borrower or any other court order or law or regulation, then the Hedge Counterparty will purchase a 100% participation in, instead of taking an assignment of, the rights and obligations of the Initial Lender and the Issuing Bank under this Agreement and the other Loan Documents and the Borrower agrees that, notwithstanding the provisions of subsections (e) and (f) of this Section, the Hedge Counterparty, as such participant, shall have the same rights and obligations hereunder as an assignee of the Initial Lender and the Issuing Bank.

(c)  The Borrower and the Administrative Agent irrevocably consent to the Hedge Counterparty assigning all of its rights and obligations under this Agreement and the other Loan Documents in accordance with the Hedging Arrangement on the Distribution Date to the other parties to the Hedging Arrangement. If the Hedge Counterparty takes a 100% participation in the rights and obligations of the Initial Lender and the Issuing Bank under this Agreement and the other Loan Documents instead of an assignment as noted in subsection (b) of this Section, then (i) the rights of the Hedge Counterparty so assigned will include such participation rights and each such party shall have a direct participation in the rights and obligations of the Initial Lender and the Issuing Bank under this Agreement and the other Loan Documents and (ii) the Borrower agrees that each such party shall have such a direct participation and, notwithstanding the provisions of subsections (e) and (f) of this Section, each such party, as such a participant, shall have the same rights and obligations hereunder as an assignee of the Initial Lender and the Issuing Bank.

(d)  (i) In addition to the assignments described in subsections (b) and (c) of this Section, subject to the conditions set forth in subsection (d)(ii) of this subsection, any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Facility Exposure) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A)  the Borrower, provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender or, if an Event of Default has occurred and is continuing, any other assignee; and

(B)  the Administrative Agent; and

(C)  the Issuing Bank.

(ii)  Assignments shall be subject to the following additional conditions:

(A)  except (i) in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Facility Exposure or (ii) if each of the Borrower (unless an Event of Default has occurred and is continuing) and the Administrative Agent otherwise consent, the amount of the assigning Lender’s portion of its Facility Exposure subject to each such assignment (determined as of the date the Assignment and Assumption Agreement with respect to such assignment is delivered to the Administrative Agent) shall be $5,000,000;

(B)  each partial assignment shall be made as an assignment of a proportionate part of the assigning Lender’s Facility Exposure;

(C)  the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption Agreement, together with a processing and recordation fee of $3,500; provided that such fee shall not be payable with respect to the assignments referred to in subsections (b) and (c) of Section 8.04; and

(D)  the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(iii)  Subject to execution and delivery thereof and acceptance and recording thereof pursuant to subsection (d)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption Agreement the assignee thereunder shall be a party hereto and, to the extent of the interest in the Facility Exposure assigned by such Assignment and Assumption Agreement, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest in the Facility Exposure assigned by such Assignment and Assumption Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption Agreement covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.12, 2.13, 2.14 and 8.03). Any assignment or transfer by a Lender of its Facility Exposure under this Agreement that does not comply with this Section 8.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in its Facility Exposure in accordance with subsection (e) of this Section.

(iv)  The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders, and the interests of each Lender in the Facility Exposure pursuant to the terms hereof from time to time (the “Register”). The entries in the Register as to the identity of the Lenders shall be conclusive, and as to the other items referred to above shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, the Issuing Bank and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)  Upon its receipt of a duly completed Assignment and Assumption Agreement executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in subsection (d) of this Section and any written consent to such assignment required by subsection (d) of this Section, the Administrative Agent shall accept such Assignment and Assumption Agreement and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this subsection.

(e)  Any Lender may, without the consent of the Borrower, the Administrative Agent, or the Issuing Bank, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it and Notes held by it); provided that (A) such Participant is an Eligible Assignee, (B) such Lender’s obligations under this Agreement shall remain unchanged, (C) such Lender shall remain the holder of its Notes (if any) for all purposes of this Agreement and shall remain solely responsible to the other parties hereto for the performance of such obligations and (D) the Borrower, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 8.02(b) that affects such Participant. Subject to subsection (d) of this Section, the Borrower agree that each Participant shall be entitled to the benefits of Sections 2.12, 2.13 and 2.14 with respect to its participations hereunder to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (d) of this Section and provided that such Participant shall have complied with any obligation in respect thereof that it would have had as a Lender. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 8.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.15(c) as though it were a Lender.

(f)  A Participant shall not be entitled to receive any greater payment under Section 2.12 or 2.14 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.14 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.14(e) and (f) as though it were a Lender.

(g)  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 8.05  . Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as of the date made, or any date referred to therein, as applicable, (but without being deemed remade on or as of any subsequent date by reason of this Section 8.05) as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitment have not expired or terminated. The provisions of Sections 2.12, 2.13, 2.14 and 8.03 and Article 7 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitment or the termination of this Agreement or any provision hereof.

Section 8.06  . Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 3.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 8.07  . Severability. To the fullest extent permitted by applicable law any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 8.08  . Right of Setoff. If an Event of Default shall have occurred and be continuing, subject to the terms and provisions of the Security Documents and the other Loan Documents, each Lender, the Issuing Bank and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender and the Issuing Bank under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender or the Issuing Bank may have but are subject to the terms and provisions of the Security Documents and the other Loan Documents.

Section 8.09  . Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b)  The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding by the Administrative Agent, the Issuing Bank or any Lender arising out of or relating to this Agreement, or for recognition or enforcement of any judgment obtained in any such action or proceeding, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Borrower or its properties in the courts of any jurisdiction.

(c)  The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in subsection (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)  Each party to this Agreement irrevocably consents to service of process in any action or proceeding referred to in Section 8.09 by the mailing thereof by certified mail, return receipt requested, addressed as provided in Section 8.01(a), with a copy thereof to the “General Counsel” of such Person at such same address. The Borrower also hereby irrevocably appoints CT Corporation System (the “Process Agent”), with an office on the date hereof at 111 Eighth Avenue, 13th Floor, New York, New York 10011, as its agent to receive on behalf of the Borrower and its property service of copies of the summons and complaint and any other process which may be served by any Agent, any Lender, the holder of any Note or the Issuing Bank in any such action or proceeding in any aforementioned court in respect of any action or proceeding arising out of or relating to this Agreement, the Notes issued pursuant this Agreement and any other Loan Document. Such service may be made by delivering a copy of such process to the Borrower by courier and by certified mail (return receipt requested), fees and postage prepaid, both (i) in care of the Process Agent at the Process Agent’s above address and (ii) at the Borrower’s address specified pursuant to Section 8.01, and the Borrower hereby irrevocably authorizes and directs the Process Agent to accept such service on its behalf. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 8.10  . WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (a) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (b) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 8.11  . Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 8.12  . Confidentiality. Each of the Administrative Agent, the Collateral Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors involved in the financing provided for herein (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process applicable to it, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement to comply with the provisions of this Section 8.12 or a separate agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (ii) any pledgee referred to in Section 8.04(g) or (iii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, the Collateral Agent, the Issuing Bank or any Lender on a nonconfidential basis from a source other than the Borrower or any of its Subsidiaries, the Administrative Agent, the Collateral Agent, the Issuing Bank or any other Lender. For the purposes of this Section, “Information” means all information received from the Borrower or any of its Subsidiaries relating to the Borrower or any of its Subsidiaries or its businesses, other than any such information that is available to the Administrative Agent, the Collateral Agent, the Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the Borrower; provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information; provided, further, that, notwithstanding anything in this Agreement to the contrary, the Borrower, the Administrative Agent, the Collateral Agent, the Issuing Bank and each Lender (and each respective employee, representative, or other agent of such Persons) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analysis) that are provided to it relating to such tax treatment and tax structure; and nothing in the foregoing authorization shall apply to any disclosure that would constitute a violation of applicable federal and state securities laws.

Section 8.13  . Deposit Account Control Agreement and the Securities Account Control Agreement. Each of the Lenders, for itself and for each of its Affiliates, and the Issuing Bank hereby (i) approves the Deposit Account Control Agreement and the Securities Account Control Agreement and (ii) irrevocably authorizes and directs the Collateral Agent, and any successor thereof appointed pursuant to Article 7, to take such actions on its behalf and to exercise such powers as are delegated to the Collateral Agent by the terms of the Deposit Account Control Agreement and the Securities Account Control Agreement, together with such actions and powers as are reasonably incidental thereto. The Collateral Agent is hereby authorized and directed to execute and deliver the Deposit Account Control Agreement and the Securities Account Control Agreement on behalf of the Lenders. Until the Final Payment Date shall have occurred, to the extent the Deposit Account Control Agreement or the Securities Account Control Agreement amends, modifies or supplements any term or provision hereof, it shall constitute an amendment and modification to, and supplement of, this Agreement. Each Lender that is now, or hereafter becomes, a party to this Agreement (including each Person that becomes a Lender pursuant to Section 8.04) and each Person otherwise claiming rights pursuant to this Agreement (a) consents to the provisions of the Deposit Account Control Agreement and the Securities Account Control Agreement and (b) agrees by being or becoming a Lender hereunder or otherwise claiming any such rights, to become or be bound by the Deposit Account Control Agreement and the Securities Account Control Agreement and each other document entered into by the Administrative Agent or the Collateral Agent on behalf of the Lenders pursuant to the terms and provisions hereof or of the Deposit Account Control Agreement and the Securities Account Control Agreement.

Section 8.14  . USA Patriot Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Patriot Act.

Section 8.15  . Information. Any Lender may furnish any information concerning the Borrower or any of its Subsidiaries in the possession of such Lender from time to time to (a) the Hedge Counterparty, who in turn may furnish such information to the other parties to the Hedging Arrangement, and (b) to assignees and participants (including prospective assignees and participants), in each case who are notified of the confidential nature of the information and agree to use their reasonable best efforts to keep confidential all non-public information from time to time supplied to them.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first written above.

EL PASO CORPORATION
By:	/s/ John J. Hopper
Name: John J. Hopper
Title: Vice President

DEUTSCHE BANK AG NEW YORK BRANCH, as Initial Lender and Issuing Bank
By:	/s/ Marcus M. Tarkington
Name: Marcus M. Tarkington
Title: Director

By:	/s/ Rainer Meier
Name: Rainer Meier
Title: Vice Presdient

DEUTSCHE BANK AG NEW YORK BRANCH, as Administrative Agent and Collateral Agent
By:	/s/ Marcus M. Tarkington
Name: Marcus M. Tarkington
Title: Director

By:	/s/ Rainer Meier
Name: Rainer Meier
Title: Vice President